Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated February 15, 2007 relating to the financial statements of Acorn International, Inc., appearing in the Prospectus, which is part of this Registration Statement, and to the Financial Statement Schedules appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the headings “Summary Condensed Consolidated Combined Financial and Operating Data”, “Selected Condensed Consolidated Combined Financial and Operating Data” and “Experts” in such Prospectus.

/s/ Deloitte Touche Tohmatsu CPA Ltd

Shanghai, China

May 1, 2007